July 31, 2023 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2023

NORTH LIBERTY, IOWA - July 31, 2023 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2023.

Three months ended June 30, 2023:
•Operating Revenue of $306.2 million, an increase of 63.0% over 2022,
•Net Income of $7.8 million,
•Basic Earnings per Share of $0.10,
•Operating Income of $16.2 million,
•Operating Ratio of 94.7% and 93.4% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.6 billion,
•Stockholders' Equity of $872.9 million (All-time record).

Six months ended June 30, 2023:
•Operating Revenue of $637.1 million, an increase of 87.9% over 2022,
•Net Income of $20.4 million,
•Basic Earnings per Share of $0.26,
•Operating Income of $39.1 million,
•Operating Ratio of 93.9% and 92.4% Non-GAAP Adjusted Operating Ratio(1)

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "I am proud to report our consolidated operating results for the three and six months ended June 30, 2023 and recognize the first anniversary of our acquisition of Smith Transport, which occurred on May 31, 2022. We also look ahead to the first anniversary of our most recent acquisition, Contract Freighters, Inc ("CFI"), which will occur during the third quarter of 2023. As a result of these acquisitions and our legacy operations of Heartland Express and Millis Transfer, our operating revenue for the three and six months ended June 2023 has increased significantly by 63.0% and 87.9%, respectively, as compared to the same periods of 2022. We began seeing a general decline in freight volumes beginning in the second half of 2022, with a continued decline throughout the first quarter of 2023. Freight volumes began leveling out near the end of the first quarter of 2023, which followed the strong freight environment for the previous two years. There was no meaningful improvement in general freight demand during the second quarter of 2023. In addition, we are currently being challenged with driving needed operational improvements at both CFI and Smith Transport given the current freight environment. Our legacy operations of Heartland Express and Millis Transfer continue to perform well in the current environment. Heartland Express and Millis transfer combined had an operating ratio of 87.7% during the second quarter of 2023 and an 85.9% operating ratio for the first half of 2023. In contrast, Smith Transport and CFI combined for an operating ratio of 99.8% during the second quarter of 2023 and a 99.6% operating ratio for the first half of 2023. We still see an effective path for future operational improvements at both Smith Transport and CFI and remain confident that we can improve their respective operating ratios to align with our legacy Heartland Express operational expectations. Our financial results relative to these factors, the current operating environment, and our industry peers is evidence of our ability to perform effectively no matter what challenges we are faced with."

Mr. Gerdin continued, "I am proud of our drivers and support teams across all four of our operating brands for battling through these tough times and delivering profitable results during the second quarter. During the second quarter of 2023, we have demonstrated our financial stability and discipline as we were able to continue to generate significant operating cash flows, invest in our fleet and terminal network, and to date have paid down approximately $146 million of outstanding debt and financing liabilities, which originated from the two acquisitions completed in 2022. We continue to serve our strong network of customers that value our long-term commitment and partnership which has been built and proven over many years filled with volatile times. "

"Freight demand during the second quarter is typically stronger than the first quarter due to expected seasonal increases from the spring and early summer months, but current freight demand levels continue to be lower than our expectations for optimal operations. Given what we have experienced and based on feedback from our customers, we expect volatile freight demand for at least the next quarter of 2023 and look to the holiday season of the fourth quarter for potential improvements in the freight demand environment. However, we remain committed to ongoing investments in our drivers and our company, to ensure stability for all of our employees. This includes a rewarding level of compensation, along with the equipment and tools to have a safe and successful career. We are excited about the future and believe we are stronger together and well positioned for the future as Heartland Express, Millis Transfer, Smith Transport, and CFI.”

Financial Results

Heartland Express ended the second quarter of 2023 with operating revenues of $306.2 million, compared to $187.8 million in the second quarter of 2022, an increase of $118.4 million (63.0%). Operating revenues for the quarter included fuel surcharge revenues of $41.5 million, compared to $36.4 million in the same period of 2022. Operating income for the three-month period ended June 30, 2023 was $16.2 million, a decrease of $88.8 million (84.6%) as compared to the same period of the prior year, which included a $73.2 million gain on sale of a single terminal location which was not expected to repeat in 2023. Net income was $7.8 million, as compared to $76.9 million in the second quarter of 2022. Basic earnings per share were $0.10 during the quarter, as compared to $0.97 in the same period of 2022. The Company posted an operating ratio of 94.7%, non-GAAP adjusted operating ratio(1) of 93.4%, and a 2.5% net margin (net income as a percentage of operating revenues) in the second quarter of 2023 compared to 44.1%, 78.1%, and 40.9%, respectively, in the second quarter of 2022.

For the six months ended June 30, 2023, Heartland Express delivered operating revenues of $637.1 million, compared to $339.1 million in the same period of 2022, an increase of $298.0 million (87.9%). Operating revenues for the period included fuel surcharge revenues of $91.1 million, compared to $60.3 million in the same period of 2022. Operating income for the six-month period ended June 30, 2023 was $39.1 million, a decrease of $88.3 million (69.3%) as compared to the same period of the prior year which was impacted by a $73.2 million gain on sale of a single terminal location which was not expected to repeat in 2023. Net income was $20.4 million, compared to $93.7 million in the same period of the prior year, a decrease of 78.2%. Basic earnings per share were $0.26 during the six-month period as compared to $1.19 during the same period of 2022. The Company posted an operating ratio of 93.9%, non-GAAP adjusted operating ratio(1) of 92.4%, and a 3.2% net margin (net income as a percentage of operating revenues) for the six months ended June 30, 2023 compared to 62.4%, 79.8%, and 27.6%, respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of June 30, 2023, the Company had $46.3 million in cash balances, a decrease of $3.2 million since December 31, 2022. Debt and financing lease obligations of $348.8 million remain at June 30, 2023, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at June 30, 2023. The Company had $88.0 million in available borrowing capacity on the line of credit as of June 30, 2023 after consideration of $12.0 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.6 billion and stockholders' equity of $872.9 million, another all-time record for stockholders' equity.

Net cash flows from operations for the first six months of 2023 were $97.3 million, 15.3% of operating revenue. The primary uses of cash were $64.8 million repayments of debt and financing leases and $34.2 million, net of proceeds, used for property and equipment transactions. Since the acquisitions completed in 2022, the Company has repaid $135.0 million of variable rate term debt (CFI acquisition) and $11.3 million of fixed rate equipment financing liabilities (Smith Transport acquisition).

The average age of the Company's consolidated tractor fleet was 2.1 years as of June 30, 2023 compared to 1.9 years on June 30, 2022. The average age of the Company's consolidated trailer fleet was 6.1 years as of June 30, 2023 compared to 4.6 years on June 30, 2022. The average age of our fleet was impacted by the inclusion of the CFI acquisition in 2022. We anticipate continued disposition of older tractors and trailers in the Smith Transport and CFI fleets throughout 2023 and beyond. We currently expect net capital expenditures of $65 to $75 million for tractors and trailers and expect to recognize $15 to $20 million of gains on disposition of equipment during the calendar year of 2023.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the second quarter of 2023 and paid on July 6, 2023. The Company has now paid cumulative cash dividends of $545.7 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty consecutive quarters since 2003. Our outstanding shares at June 30, 2023 were 79.0 million. A total of 3.5 million shares of common stock have been repurchased for $61.8 million over the past five years. However, no shares of common stock were repurchased in the first six months of 2023 or throughout 2022. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.4 million outstanding shares if fully executed.

Other Information

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to changing market conditions, operational improvements, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future operating ratio, and future stock repurchases, dividends, acquisitions, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
OPERATING REVENUE	$306,169	$187,821	$637,085	$339,097

OPERATING EXPENSES:
Salaries, wages, and benefits	$120,311	$65,869	$243,643	$124,506
Rent and purchased transportation	28,468	3,127	61,611	3,874
Fuel	49,867	42,046	107,396	71,758
Operations and maintenance	16,047	6,066	31,073	11,146
Operating taxes and licenses	5,457	3,352	11,001	6,562
Insurance and claims	10,433	6,339	21,435	11,905
Communications and utilities	2,679	1,126	5,555	2,204
Depreciation and amortization	48,337	24,309	96,806	47,620
Other operating expenses	16,362	12,244	34,253	18,042
Gain on disposal of property and equipment	(8,022)	(81,712)	(14,809)	(85,970)

	289,939	82,766	597,964	211,647

Operating income	16,230	105,055	39,121	127,450

Interest income	592	260	1,076	406
Interest expense	(6,111)	(174)	(12,187)	(174)

Income before income taxes	10,711	105,141	28,010	127,682

Federal and state income taxes	2,940	28,235	7,627	34,001

Net income	$7,771	$76,906	$20,383	$93,681

Earnings per share
Basic	$0.10	$0.97	$0.26	$1.19
Diluted	$0.10	$0.97	$0.26	$1.19

Weighted average shares outstanding
Basic	78,999	78,934	78,993	78,931
Diluted	79,081	78,959	79,052	78,956

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2023	2022
CURRENT ASSETS
Cash and cash equivalents	$46,250	$49,462
Trade receivables, net	114,471	139,819
Prepaid tires	11,440	11,293
Other current assets	18,677	26,069
Income taxes receivable	7,927	3,139
Total current assets	198,765	229,782

PROPERTY AND EQUIPMENT	1,291,777	1,282,194
Less accumulated depreciation	364,653	308,936
	927,124	973,258
GOODWILL	320,675	320,675
OTHER INTANGIBLES, NET	101,100	103,701
OTHER ASSETS	32,956	19,894
DEFERRED INCOME TAXES, NET	1,563	1,224
OPERATING LEASE RIGHT OF USE ASSETS	14,482	20,954
	$1,596,665	$1,669,488
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$61,047	$62,712
Compensation and benefits	30,263	30,972
Insurance accruals	17,413	18,490
Long-term debt and finance lease liabilities - current portion	12,597	13,946
Operating lease liabilities - current portion	9,436	12,001
Other accruals	17,189	18,636
Total current liabilities	147,945	156,757
LONG-TERM LIABILITIES
Income taxes payable	6,183	6,466
Long-term debt and finance lease liabilities less current portion	336,177	399,062
Operating lease liabilities less current portion	5,046	8,953
Deferred income taxes, net	194,415	207,516
Insurance accruals less current portion	33,962	35,257
Total long-term liabilities	575,783	657,254
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2023 and 2022; outstanding 79,013 and 78,984 in 2023 and 2022, respectively	907	907
Additional paid-in capital	3,898	4,165
Retained earnings	1,068,863	1,051,641
Treasury stock, at cost; 11,676 and 11,705 in 2023 and 2022, respectively	(200,731)	(201,236)
	872,937	855,477
	$1,596,665	$1,669,488

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$306,169	$187,821	$637,085	$339,097
Less: Fuel surcharge revenue	41,501	36,377	91,148	60,346
Operating revenue, excluding fuel surcharge revenue	264,668	151,444	545,937	278,751

Operating expenses	289,939	82,766	597,964	211,647
Less: Fuel surcharge revenue	41,501	36,377	91,148	60,346
Less: Amortization of intangibles	1,310	598	2,601	1,195
Less: Acquisition-related costs	—	714	—	973
Less: Gain on sale of a terminal property	—	(73,175)	—	(73,175)
Adjusted operating expenses	247,128	118,252	504,215	222,308

Operating income	16,230	105,055	39,121	127,450
Adjusted operating income	$17,540	$33,192	$41,722	$56,443

Operating ratio	94.7%	44.1%	93.9%	62.4%
Adjusted operating ratio	93.4%	78.1%	92.4%	79.8%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, acquisition-related legal and professional fees, and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, amortization of intangibles, acquisition-related costs, and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.